UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

American Nano Silicon Technologies, Inc.
(Exact name of registrant as specified in its charter)

California	33-0726410
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Peter D. Zhou c/o American Union Securities 100 Wall St. 15th Floor New York, NY	10005
(Name, Address and Telephone Number of Agent for Service)	(Zip Code)

Issuer’s telephone number	(212) 232-0120

Securities registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities registered under Section 12(g) of the Act:

Common Stock, par value $0.0001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company filer.  See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [ ]	Smaller Reporting Company [ x ]

PART I

Item 1.  Description of Business.

Business Development

Background of the Company

The Company was incorporated as a California corporation on September 6, 1996 under the name CorpHQ, Inc.  On January 24, 1997 we agreed to acquire 100% of the assets and liabilities of Community Business Network International (“CBNI”), a California unincorporated association controlled by Steven Crane and Art F. Aviles, our former Chief Executive Officer and former President, respectively, in exchange for 3,242,417 shares of our common stock.  Concurrent with the acquisition, our board of directors ratified all outstanding agreements, including but not limited to employment and indemnification agreements and promissory notes, by and between CBNI, Mr. Crane, Mr. Aviles and certain employees and consultants.

Following the acquisition until December 1999, we operated an online “virtual” community comprised of small and home based businesses at www.hqonline.com and later at www.corphq.com.  Through that vehicle, we marketed various products and services to our members, and marketed the capabilities of our members to larger business organizations. These products and services included printed and electronic marketing and advertising materials, websites, advertising, communications and design consultation, and business management and marketing consultation.

On July 6, 1999 we acquired Source Capital Partners, Inc., (“Source”) a privately held, financial consulting services company. Under the term of the acquisition, which was accounted for as a pooling of interests, we exchanged 7926 shares, of our common stock for 100% of the ownership interest in Source.

On December 30, 1999, we entered into a letter of intent to merge with BusinessMall.com Inc. (f/k/a Progressive Telecommunications Corporation) in an all-stock transaction.

Until December 31, 1999, our main business activity was providing marketing, advertising and financial consultation and services produced by members of its Internet-based subscriber network.  We also provided yearly subscriptions to and advertising space on its Internet site to small and home-based service businesses.

On February 29, 2000, we agreed to transfer the ownership of our Source subsidiary to Source Capital Partners LLC, (“The Partners”), a limited liability company operated by Steven Glazer, a subsidiary officer and a member of the Company’s board of directors, and Gregg Davis, a subsidiary officer. In the transaction, we exchanged all issued and outstanding shares of Source to The Partners in exchange for 7926 shares of our common stock, termination of all agreements between the parties and indemnification of the Company by The Partners against any liabilities arising out of the operations of Source during the period that it operated as our subsidiary.

We operated under a joint venture with BusinessMall.com Inc. during the 2000 fiscal year while integrating their operations. On August 14, 2000, we received notice of an involuntary Bankruptcy filing by creditors of BusinessMall.com Inc.  We terminated our relationship with BusinessMall.com Inc. at that time.

At a meeting of our stockholders held on September 27, 2000 our new business activity was approved. From that date though approximately June, 2007, we engaged in business management consulting and investing activities.  Our business strategy during that period primarily involved the development, acquisition and operation of minority- owned portfolio companies focused on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that demonstrated synergies with our core businesses.

From 2001 through approximately June 2007, we served as business incubator, organizing, investing in, and providing comprehensive management support and a variety of resources to portfolio companies. Our portfolio companies included My Personal Salon Inc., a lifestyle products company; Safeguard Technology International, Inc., a distributor and integrator of high technology products and services for residential and corporate security; Circles of Life USA Inc., a wellness products company; Pressto Food & Beverage Inc., the owner of patented self-heating/cooling beverage and foods containers; National Beverage Bottling Inc., a water bottling and beverage distribution company; South Bay Financial Solutions, Inc., a real-estate, marketing and public relations firm; and The Giving Card Inc., an affinity card and merchant rebate facilitator.

On May 10, 2004 we reported that our Board of Directors had approved a ten-for-one forward stock split covering all of our issued and outstanding shares of common stock  effective May 18, 2004. Furthermore, we had issued other securities which were convertible, exchangeable or exercisable into shares of our common stock.  The common stock underlying these derivative securities were also adjusted to reflect the forward stock split.

On February 28, 2005, we announced the organization of a wholly-owned subsidiary, CorpHQ UK Ltd., in the United Kingdom (“CorpHQ UK”), for the principal purpose of funding new portfolio companies in the United Kingdom, and to create vehicles to develop European markets for CorpHQ’s US portfolio companies.

In November 2006, in the face of declining revenues and operating losses, our management determined to consider a potential business transaction with a company in an unrelated sector if it would result in greater value then continuing to pursue our business of providing management services.

Effective as of May 24, 2007,  we entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with American Nano Silicon Technologies, Inc., a Delaware corporation (“American Nano-Delaware”), the shareholders of American Nano-Delaware and Nanchong Chunfei Nano-Silicon Technologies Co. Ltd. (“Nanchong Chunfei”), pursuant to which, among other things,

•	We agreed to change our name from CorpHQ, Inc. to our current name, American Nano Silicon Technologies, Inc.,

•
We agreed to amend its Articles of Incorporation to provide for a reduction of the number of authorized shares from two billion (2,000,000,000) shares of common stock without par value  to two hundred million (200,000,000) shares of common stock, par value $.001 per share,

•	We agreed to reverse split the issued and outstanding shares of Old Common Stock into shares of New Common Stock in the ratio of 1,302 shares of Old Common Stock for each share of New Common Stock,

•	We agreed to buy all of the issued and outstanding shares of American Nano-Delaware in exchange for issuing 25,181,450 shares of New Common Stock to the shareholders of American Nano-Delaware,

•
Our controlling shareholders, Steven Crane and Gregg Davis, sold of all of their interest in the Company, which represented an aggregate of 558,520 shares of New Common Stock, to Huakang Zhou, a shareholder of American Nano-Delaware,

•
We agreed to transfer all of our existing business as existing prior to the Exchange Agreement together with and related assets (the “CorpHQ Business”) to  South Bay Financial Solutions, Inc., an existing subsidiary of the Company (“South Bay”),

•	We agreed to sell South Bay to Mr. Crane and Mr. Davis in exchange for South Bay together with Mr. Crane and Mr. Davis assuming all of the liabilities relating to the CorpHQ Business, and

•	The existing officers and directors were required to resign and appoint in their place new officers and directors associated with American Nano-Delaware.

In connection with the Exchange Agreement, the following events occurred:

•
On June 29, 2007, Mr. Crane and Mr. Davis resigned as directors leaving and Mr. Art F. Aviles as the sole director.  Mr. Aviles appointed Mr. Pa Fachun, Mr. Zhou Jian,  Mr. Zhang Changlong, and Mr. David Smith as directors and then resigned himself.

•	On June 29, 2007 our Board appointed Mr. Pu Fachun as Chairman, President and Treasurer and Mr. David H. Smith as Secretary.

•
On August 9, 2007, we amended our Articles of Incorporation to change our name to American Nano Silicon Technologies, Inc., effect a 1302:1 reverse stock split and decrease our authorized common stock from 2 billion shares to 200 million shares with a par value of $0.0001.

•
On November 6, 2007 issued 25,181,450 shares of New Common Stock to the shareholders of American Nano-Delaware in return for all of the outstanding stock of American Nano-Delaware, resulting in American Nano-Delaware becoming our wholly-owned subsidiary.

•
On January 8, 2008, we quitclaimed the remaining assets pertaining to the CorpHQ Business to South Bay and on January 8, 2008, we executed a Spin-Off Agreement with South Bay and Mr. Crane and Mr. Davis. Pursuant to the Spin-Off Agreement provided for Mr. Crane and Mr. Davis received all of the outstanding shares of South Bay in consideration for South Bay assuming all liabilities pertaining to the CorpHQ business and for South Bay, Mr. Crane, and Mr. Davis indemnifying the Company against such liabilities.

Following the acquisition of  American Nano-Delaware (our wholly owned subsidiary), our new management ceased pursuing the CorpHQ Business and made the business of American Nano-Delaware the primary business of the Company.  American Delaware-Nano is a holding company that directly holds one majority-owned subsidiary, Nanchong Chunfei and, through Nanchong Chunfei, indirectly holds two additional majority-owned subsidiaries.

We may contingent liabilities resulting from the CorpHQ Business and for any actions or omissions of the Company prior to the consummation of the transactions undertaken pursuant to the Exchange Agreement (the “Exchange Transactions”).  The risk exists that the Securities and Exchange Commission might deem the Company to have operated in violation of the Investment Company Act of 1940 prior to the consummation of the Exchange Transactions.

Additionally, we have determined that pursuant to applicable corporate law, the Company was required to have provided dissenters rights to all qualifying shareholders. As the Company did not provide dissenters rights, we are subject to contingent liabilities to such qualifying shareholders under applicable corporate law.

Below is a more detailed historical corporate background of American Nano Silicon Technologies, Inc., specifically before it merged with CorpHQ, Inc.

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

American Nano Silicon Technologies, Inc., fka CorpHQ, Inc. a California Corporation (the “Company” or “ANNO”)
owns 100% of
American Nano Silicon Technologies, Inc., a Delaware Corporation (“ANST”)
owns 95% of
Nanchong Chunfei Nano-Silicon Technologies Co., Ltd., a company incorporated in the People’s Republic of China (”Nanchong Chunfei”)
owns 90% of
Sichuan Chunfei Refined Chemicals Co., Ltd., a company incorporated in the People’s Republic of China (“Chunfei Chemicals”)
owns 92% of
Sichuan Hedi Veterinary Medicines Co., Ltd., a company incorporated in the People’s Republic of China (“Hedi Medicines”)

The Company's business is approved for:

    1, Nanchong Chunfei nano-crystalline silicon technology Limited’s business scope is: production and sale of household chemical products, fine chemical products, chemical raw and auxiliary materials, nano-technology development and research, and nano-crystalline silicon production and sales.

    2, Sichuan Chunfei Fine Chemical Company Limited’s business scope is: production and sale of household chemical products, fine chemical products, cosmetics, chemical raw and auxiliary materials.

    3, Sichuan Hedi animal Pharmaceutical Co., Ltd’s business scope is: production and sale of animal medicine powder, feed additives.

Our Business

Our product

Our core product, Micro-Nano Silicon, is a ultra fine crystal structured chemicals that is used in the chemical industry for phosphorus additives, as a reinforcing agent for the rubber industry, and for paint and cover agents for coatings in the paper-making industry. Presently, we focus only on the chemical industry.
We believe Micro-Nano Silicon is an effective non-phosphorus auxiliary cleaning agent and can compete with the most commonly used phosphorus-free auxiliary agent in synthetic detergents, 4A zeolite.

We believe 4A zeolite is inferior to Micro-Nano Silicon at ion-exchange, and slow-acting at lower energy-saving wash temperatures. 4A zeolite is insoluble in water, liable to re-deposit dirt, and tends to dull the color of clothes after washing.   We believe Micro-Nano Silicon addresses all these deficiencies.

This is because we believe Micro-Nano Silicon can effectively combine calcium and magnesium ions in water, softening it in order to improve the washing effect and to prevent damage to clothes.  As a result, Micro-Nano Silicon actually reduces the amount of detergent required for washing a load of laundry.

We base our statements on the efficacy of our product due to the positive response we’ve received from domestic washing products companies such as Chengdu Lanfeng Group, White Cat Group, and Libai Group who have used our products.

Market and competitive business conditions:

The market for 4A zeolite is very fragmented and therefore we believe we can  rely on the loyalty of our existing customers along with our high quality customer service to build our reputation and product acceptance.

Some Chinese players  in the 4A zeolite market include:

•
Tex Chemical Co. Ltd.: established in 1989 and based in Shanghai  is a exporter and producer of detergent agents including 4A zeolite and sodium percarbonate.  We estimate their annual revenue to be approximately $10 million USD.

•	Xiamen Xindakang Inorganic Materials Co, Ltd.: established in 2005 and based in Fujian is a manufacturer of 4A zeolite. We estimate their annual revenue to be approximately $8 million USD.

•
Laiyu Chemical Co. Ltd: established in 1984 and based in Shandong is a trading company that buys and sells 4A zeolite on an agent basis. We estimate their revenue from 4A zeolite to be approximately $2 million USD.

•	Changsha Xianshanyuan Agriculture & Technology Co., Ltd: established in 2006 and based in Hunan is a manufacturer of 4A zeolite. We estimate their revenue to be approximately $5 million USD.

Based upon our surveys and research, we believe the detergent agent space of which in China 4A zeolite is the industry standard, is very segmented and regionalized. By the feedback we have received from our customers, we believe that the results of our product enable us to one day challenge 4A zeolite for the leadership in the industry.

We do not face direct competition for our products in marketplace. This is due to the fact that our product is not recognized as an industry standard. Currently, the industry standard is 4A zeolite, a phosphorus-free auxiliary agent. Although we do not face direct competition, we do face high barriers to entry toward the acceptance of our products. We rely on the loyalty of our existing customers along with our high quality customer service to build our reputation and product acceptance. By the feedback we have received from our customers, we believe that the results of our product enable us to one day become the industry standard.

Methods of product distribution:

We are currently producing and selling Micro- Nano Silicon. For the fiscal year ended September 30, 2007, we sold to a large number of regional businesses and enterprises engaged in the chemicals business. Since then, we have modified our sales method to include distributors who purchase our product for re-sale. This product is only available to a selected group of distributors and can not be directly purchased by the general public. Those distributors include Chengdu Blue Wind Company and Chongqing Trading Company, Ltd. While these two companies comprise over 55% of total sales for the nine month period ended June 30, 2008. In the future, if we are able to raise additional capital, we expect to add more sales force to market our products beyond our regional base of customers.

 Sources and availability of raw materials:

Our raw materials mainly come from Chinese domestic suppliers (detailed in the table below), and the supply of raw materials could meet our production needs and normal reserves. Our production are based on the monthly marketing plan to determine the production tasks, and then to determine the purchase of raw materials.

Name of Raw Material Suppliers	Source of Raw Materials
Chongqing Shangshe Chemical Co.,Ltd.	Chongqing City
Sichuan Sirui Packing Co., Ltd.	Sichuan Yibing
Shehong Hengtong Logistics Co., Ltd.	Sichuan Shehong
Zigong Haoming Chemical Co.,Ltd.	Sichuan Zigong
Nanchong South Chemical Co.,Ltd.	Sichuan Nanchong
Chongqing Tianditong Co.,Ltd.	Chongqing City
Guizhou Yindu Trade Service Co.,Ltd.	Guizhou Zunyi
Nanchong Shirong Chemical Co.,Ltd.	Sichuan Nanchong

The raw materials and packaging materials have their rich resources and a wide range of supply channels, not a monopoly supplier. Therefore, we don’t have any independence on one or more suppliers.

Dependence on one of a few major customers:

The following is a breakdown of the Company's major customers by revenues. For the fiscal year ended September 30, 2007, we sold to a large number of businesses and enterprises engaged in the chemicals business. Since then, we have modified our sales method to include distributors who purchase our product for re-sale. Those distributors include Chengdu Blue Wind Company and Chongqing Trading Company, Ltd. While these two companies comprise over 55% of total sales for the nine month period ended June 30, 2008, we do not believe we are dependent on their partnerships to maintain our sales growth.  We feel the relationships we have established in the past will enable to us to continue to market and sell our products if the relationships with our current distributors were to terminate.

Customer Name	Percentage of Revenues for FY ended 9/30/07	Percentage of Revenues for nine months ended 6/30/08

Dachuan Ran Qi Rong	7.08%	8.34%
Bazhong Luo Qing Wen	4.02%	3.28%
Pingchang Zhao Guo Ping	3.69%	4.41%
Quxian Zhang Xie	3.08%	2.52%
Chongqing Baoye Group	2.67%	3.02%
Chengdu Lotus Cleaning Products Company	2.54%	1.57%
Tongjiang Zou Yuan Jun	2.38%	3.14%
Chengdu Jixiang Industry	2.11%	1.34%
Guangan Wu Fu Lin	2.07%	2.75%
Tongzi Qiao Ru Hu	1.96%	1.26%
Chengdu Blue Wind Company	0%	23.63%
Chongqing Trading Company Ltd.	0%	31.12%

Holders

As of August 27, 2008 in accordance with our transfer agent records, we had 1,328 stockholders of record, holding 26,558,767 common shares.

Existence of government regulation.

Our production and operations are under the long-term protection by the Chinese Government laws and regulations. Our production and operations were examined and approved by Chinese Government's authority, and supported and protected in its business license scope. We have also been granted the right to import and export products, and because of China's relatively low cost of labor, we anticipate that  our products will also  prove to be competitive in the international market.

Cost of compliance with environmental laws.

Management believes that Our factory meets the requirements of the Chinese government and local environmental laws and regulations, workers security regulations, Air Protection Law, Water Resources Protection Act, Resource Conservation Recovery Act, and so on. We have all the licenses required by the production, and so far we have not violated any laws.

Management believes that Our products are environmentally-friendly green products, no pollution to the environment, and its protection fees will not cause any significant impact on the operation, the cost increase, or any significant negative impact on our profitability and competitiveness.

Management can give no assurance that new or additional laws or regulations relating to the environment will not result in material costs in the future.

Research and Development.

In the product development period Micro-Nano Silicon, there were a total of 28 various types of scientific researchers and technical personnel to participate in, including six core research staff. After the successful development of products, six individuals who worked on the core technology was retained in scientific research and other technical personnel were added to the production technology and management positions.  The research and development related costs were $29,975 for fiscal year 2006 and $41,394 for fiscal year 2007.

Employees

The Company has 174 full-time employees.

Twenty-eight of the employees are scientific researchers, six of whom are senior researchers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Prior to the filing of this registration statement on Form 10, we were not subject to the reporting requirements of Section 12(a) or 15(d) of the Exchange Act.  However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis.  This registration stattement is effective and therefore we will  file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer and the SEC maintains an Internet site that contains reports and other information regarding our company that may be viewed at http://www.sec.gov.

FORWARD LOOKING STATEMENTS

This registration statement on Form 10 contains “forward-looking statements” concerning our future results, future performance, intentions, objectives, plans, and expectations including, without limitation, statements regarding:

•	products under development and planned operations;
•	technological and competitive advantages;

•	applications of our technologies and timetables for commercialization of our technologies;
•	strategic alliances;

•	the competitive and regulatory environment;
•	planned integration of technologies with products; and

•	marketing strategies.

Our actual results, performance, and achievements may differ significantly from those discussed or implied in the forward-looking statements as a result of a number of known and unknown risks and uncertainties including, without limitation, those discussed below and in "Management's Discussion and Analysis or Plan of Operations."  In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.  Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  We undertake no obligation to revise any of these forward-looking statements.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risk Relating to Our Business

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We are a development stage company and our success is subject to the substantial risks inherent in the establishment of a new business venture.

We are a development stage company and our intended business and operations are subject to all of the risks inherent in the establishment of a new business venture.  Any future success we might enjoy will depend upon many factors, many of which may be beyond our control, or which cannot be predicted at this time. We may encounter unforeseen difficulties or delays in the implementation of our plan of operations which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We need additional capital.

We require substantial additional financing to implement our business plan and to cover unanticipated expenses.  The timing and amount of any such capital requirements cannot be predicted at this time.  There can be no assurance that any such financing will be available on acceptable terms, or at all.  If financing is not available on satisfactory terms or at all, we may be unable to expand at the rate desired or we may be required to significantly curtail or cease our business activities.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced and such securities may have rights, preferences and privileges senior to those of the common stock.  If capital is raised through a debt financing, we would likely become subject to restrictive covenants relating to our operations and finances.   Our revenues and gross profits have decreased in the first three quarters of 2008 since we lack sufficient working capital to purchase the raw materials needed to produce Micro-Nano Silicon, thereby reducing the amount of Micro-Nano Silicon available for we to sell.

We face significant competition and may not be able to successfully compete.

Our current and future competitors are likely to have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater brand recognition, and more established relationships in the industry than we have, each of which may allow them to gain greater market share. As a result, our competitors may be able to develop and expand their offerings more rapidly, adapt to new or emerging technologies and changes more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale and devote greater resources to the marketing and sale of their technology and products than we can. There can be no assurance that we will successfully differentiate our current and proposed technology and products from the technologies and products of our competitors, that the marketplace will consider our technology and products to be superior to competing technologies and products, or that we will be able to compete successfully with our competitors.

Our business is subject to factors outside our control.

Our business may be affected by a variety of factors, many of which are outside our control.  Factors that may affect our business include:

• the success of our research and development efforts;
• competition;
• our ability to attract qualified personnel;
· the amount and timing of operating costs and capital expenditures necessary to establish our business, operations, and infrastructure;
• governmental regulation; and
• general economic conditions as well as economic conditions specific to the nanotechnology industry.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

Our intellectual property rights are important to our business. Currently, there are limited safeguards in place to protect our intellectual property rights, and the protective steps we intend to take may be inadequate to deter misappropriation of those rights.  We have filed and intend to continue to file patent applications. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce.  Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued, and are enforceable, others may independently develop similar, superior, or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by us may not afford us any meaningful competitive advantage. Our inability to maintain our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our intellectual property, the value of your investment in us will decline.

Risks Relating to Our Company

We depend on key personnel and attracting qualified management personnel.

Our success depends to a significant degree upon the management skills of Pu Fachun, our President. The loss of his services would have a material adverse effect on our company.  We do not maintain key person life insurance for any of our officers or employees.  Our success also depends upon our ability to attract and retain qualified marketing and sales executives and other personnel.  We compete for qualified personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business.

Risk Relating to Our Stock

Our common stock price may fluctuate significantly.

Because we are a developmental stage company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our common stock will likely fluctuate significantly. We do not expect to generate substantial revenue from the license or sale of our nanotechnology for several years, if at all. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

•	announcements of developments related to our business;
•	developments in our strategic relationships with scientists within the nanotechnology field;

•	our ability to enter into or extend investigation phase, development phase, commercialization phase and other agreements with new and/or existing partners;
•	announcements regarding the status of any or all of our collaborations or products;

•	market perception and/or investor sentiment regarding nanotechnology as the next technological wave;
•	announcements regarding developments in the nanotechnology field in general;

•	the issuance of competitive patents or disallowance or loss of our patent rights; and
•	quarterly variations in our operating results.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

The market for purchases and sales of our common stock may be very limited, and the sale of a limited number of shares could cause the price to fall sharply.

Our securities are very thinly traded.  Accordingly, it may be difficult to sell shares of the common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Shareholder interest in us may be substantially diluted as a result of the sale of additional securities to fund our plan of operation.

Our Certificate of Incorporation authorizes the issuance of an aggregate of 200,000,000 shares of common stock. Of these shares, an aggregate of 26,558,767 shares of common stock have been issued, and no shares of preferred stock have been issued. Therefore, approximately 173441233 shares of common stock remain available for issuance by us to raise additional capital, in connection with technology development or for other corporate purposes. Issuances of additional shares of common stock would result in dilution of the percentage interest in our common stock of all stockholders ratably, and might result in dilution in the tangible net book value of a share of our common stock, depending upon the price and other terms on which the additional shares are issued. In addition, the issuance of additional shares of common stock upon exercise of the warrants, or even the prospect of such issuance, may be expected to have an effect on the market for the common stock, and may have an adverse impact on the price at which shares of common stock trade.

If securities or industry analysts do not publish research reports about our business, or if they make adverse recommendations regarding an investment in our stock, our stock price and trading volume may decline. The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of us, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about us regularly, our common stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We do not intend to declare dividends on our common stock.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

Our common stock is deemed to be a “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

▪	With a price of less than $5.00 per share;

▪	That are not traded on a “recognized” national exchange;

▪	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities.

Risks Related to Doing Business in China.

Adverse changes in economic and political policies of the People's Republic of China government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Political Risk

All of our operations are outside the United States and are located in China, which exposes it to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations, exposure to possible expropriation or other Chinese government actions, and unsettled political conditions. These factors may have a material adverse effect on our operations or on our business, results of operations and financial condition.

China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the People's Republic of China economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The People's Republic of China government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall People's Republic of China economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early2004, the People's Republic of China government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Economic Risk

We face risks associated with currency exchange rate fluctuation, any adverse fluctuation may adversely affect our operating margins.

Although the Company is incorporated in the United States, all of our current revenues are in Chinese currency. Conducting business in currencies other than US dollars subjects the Company to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the US dollar relative to other currencies impact our revenue; cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, the Company has not engaged in exchange rate hedging activities. Although the Company may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

Legal Risk

The Chinese legal and judicial system may negatively impact foreign investors.

In 1982, the National Peoples Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests"of foreign investors in China. However, China's system of laws is not yet comprehensive. The legal and judicial systems in China are still rudimentary,and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life, will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on the company business and prospects.

Item 2.  Management's Discussion and Analysis or Plan of Operations.

Safe Harbor Regarding Forward-Looking Statements

You should read the following discussion in conjunction with the combined financial statements and the corresponding notes.  The following discussion contains forward-looking statements. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.  Please see “Forward Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Overview

American Nano-Silicon Technologies, Inc. (the “Company” or “ANNO”) was originally incorporated in the State of California on September 6, 1996 as CorpHQ, Inc. (“CorpHQ??.

Initially, the Company was engaged in the business activities of providing marketing, advertising and financial consulting services until December 31, 1999. Since then, the Company explored a few business ventures and switched its business strategy to be involved in the development, acquisition and operation of minority-owned portfolio companies focus on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that have demonstrated synergies with the Company’s core businesses.

On May 24, 2007, the Company entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with American Nano Silicon Technologies, Inc., a Delaware corporation (“ANST”), the shareholders of ANST and Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a corporation registered in the People’s Republic of China (“PRC” or “China”).

In connection with the Exchange Agreement, the following major events occurred:

•
On August 9, 2007, the Company changed its name from CorpHQ, Inc. to American Nano Silicon Technologies, Inc. and effected a 1302 to 1 reverse stock split and decreased its authorized common stock from 2 billion shares to 200 millions shares with a par value of $0.0001.

•
On November 9, 2007, the Company issued 25,740,000 shares of New common stock to the shareholders of ANST in exchange for all of the outstanding stock of ANST, resulting in ANST becoming a wholly-owned subsidiary of the Company.

•	The Board of Directors elected to discontinue its original business activities in the Company and has transferred all of the existing assets and liabilities to South Bay Financial Solutions, Inc.

The Share Exchange resulted in a change in control of the Company as the Shareholders of ANST became the majority shareholders of the Company. Also, the original shareholders and directors of the Company resigned and the shareholders of ANST were elected as directors of the Company and appointed as its executive officers.

For accounting purpose, this transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, ANST and its subsidiaries are treated as the continuing entity for accounting purposes.

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 2008 and 2007 are not necessarily indicative of the results that may be expected for the full years. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes to thereto included in the Company’s Form 10 filing dated on February 12, 2008.

Financial Operations Overview

The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities. We intend to raise additional debt and/or equity financing to sustain our operations. The Company's future cash requirements will depend on many factors, including continued scientific progress in our research and development programs, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market development and the cost of product commercialization. We will require external financing to sustain our operations, perhaps for a significant period of time. We intend to seek additional funding through grants and through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development, regulatory approvals and market acceptance for our products.

Selling, General and Administrative Expenses

Our selling, general and administrative, or SG&A, expenses include costs associated with salaries and other expenses related to research and other administrative costs. In addition, we have incurred expenses through the use of consultants and other outsourced service providers to take advantage of specialized knowledge and capabilities that we required for short durations of time to avoid unnecessary hiring of full-time staff.

RESULTS OF OPERATIONS – Year Ended September 30, 2007 compared to Year Ended September 30, 2006
The Company has one reportable segment that is engaged in manufacturing chemical products, chemical intermediaries and Chinese herbal medicines for animal use.

The Company did not have any revenues in the Fiscal Year ended September 30, 2006 and had revenues of $2,070,550 in the Fiscal Year ended September 30, 2007.  Gross profit increased from $0 in the Fiscal Year ended September 30, 2006 to $428,529 in the Fiscal Year ended September 30, 2007.  Net loss increased from ($3,689) in the Fiscal Year ended September 30, 2006 to ($90,780) in the Fiscal Year ended September 30, 2007 as the increase in Gross revenues was offset by an increase expenses associated with increased levels of operations, principally Selling General and Administrative Expense which increased by $443,154.

RESULTS OF OPERATIONS – Three months ended June 30, 2008 compared to three months ended June 30, 2007

The Company has one reportable segment that is engaged in manufacturing chemical products, chemical intermediaries and Chinese herbal medicines for animal use.

Revenues increased from $745,810 in the three months ended June 30 of  2007 to $756,995 in the three months ended June 30 of 2008, an increase of $11,185 or 1.50%. Gross Profit decreased from $165,540 in the three months ended June 30 of 2007 to $86,159 in the three months ended June 30 of 2008, a decrease of ($79,381) or (47.95%).  The increase in revenues was primarily the result of production recovery experienced during the period that is ongoing. The reduction in gross profit was primarily the result of a lack of working capital to purchase the raw materials needed to produce Micro-Nano Silicon. Since we didn’t sell as much Micro-Nano Silicon, our gross profit decreased accordingly.  Selling General and Administrative expense increased from $62,822 in the three months ended June 30 of 2007 to $104,150 in the three months ended June 30 of 2008, an increase of $41,328 or 65.79% principally as a result of charges related to the costs associated with restarting the production.  As a result, the Company incurred a loss for the three months ended June 30 of 2008 of ($29,767), compared to income of $64,184 in the three months ended June 30 of 2007.

RESULTS OF OPERATIONS – Nine months ended June 30, 2008 compared to nine months ended June 30, 2007

The Company has one reportable segment that is engaged in manufacturing chemical products, chemical intermediaries and Chinese herbal medicines for human and animal use.

Revenues decreased from $1,612,573 in the nine months ended June 30, 2007 to $1,470,483 in the nine months ended June 30, 2008, a decrease of ($142,090) or (8.81%). Gross Profit decreased from $329,309 in the nine months ended June 30, 2007 to $188,528 in the nine months ended June 30, 2008, a decrease of ($140,781) or (42.75%).  The reduction in gross profit was primarily the result of a lack of working capital to purchase the raw materials needed to produce Micro-Nano Silicon. Since we didn’t sell as much Micro-Nano Silicon, our gross profit decreased accordingly. Selling General and Administrative expense increased from $139,479 in the nine months ended June 30, 2007 to $244,204 in the nine months ended June 30, 2008, an increase of $104,725 or 75.08% principally as a result of charges related to the costs associated with restarting the production. As a result, the Company incurred a loss for the nine months ended June 30, 2008 of ($631,193), compared to income of $122,195 in the nine months ended June 30, 2007.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

We will require outside capital to implement our business plan. We will have to expand our management  team with qualified personnel. There can be no assurance that our management will be successful in completing our product development programs, implementing the corporate infrastructure to support operations at the levels called for by our business plan, conclude a successful sales and marketing plan with third parties to attain significant market penetration or that we will generate sufficient revenues to meet our expenses or to achieve or maintain profitability.

Liquidity and Capital Resources

The Company’s current assets, $1,479,017, includes only $127,318 of cash and cash equivalents.  Accordingly, unless it can fully restore production at its manufacturing facilities, the Company may not be able to fund its operations without additional investment.  Management will seek additional equity or debt financing for the Company to overcome its operating difficulties. However, the Company does not have any commitments for additional financing and no assurance is given that any additional financing will be available or that, if available, it will be on terms that are favorable to our shareholders.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Item 3.  Description of Property.

The Company’ plants are located on land for which the Company paid $872,976 for a land use right.  This gives the Company the exclusive use of the property until July 2051.  This form of land tenure is roughly comparable to a leasehold interest under our system of land tenure. The project site is located at the Chunfei Industrial Park, Gaoping, Nanchong, Sichuan province, in an economic development zone plentifully supplied with low-cost water, electricity, gas and communication facilities.  It is near the Chengdu-to-Nanchong expressway, the Nanchong-to-Chongqing expressway and the Nanchong railway station, and enjoys very good transportation links.

The construction area of the Raymond mill plant is 1,500 square meters (50m×30m), enough for installation of 4 sets of Raymond mills and ancillary equipment.  There will be a ball milling plant of brick-concrete structure, 2,500 square meters (50m×50m), with ten underground pools for storing Ball milling slurry.  The firing plant construction area will be 8,000 square meters with four sets of rotary kilns systems, and there will be a tank area of 5,000 square meters.

There will be a calcination plant of 3,000 square meters, large enough for installation of six melting furnaces for water glass, adjacent to a storage area of 2,500 square meters.

The main engineering plant of the Micro-Nano Silicon process includes a 3,500 square meter filtration plant of brick-concrete construction and two floors – the first floor is for bauxite slug filtration plant and the second for filtration of Micro-Nano Silicon finished products. A cooling system is to be installed in the plant ceiling.

  There is to be a brick-concrete reaction tank and reserve tank installation 3,500 square meter total construction area as well as a proposed flash evaporation plant of 2,160 square meters and five cooling pools of 1,000 square meters.  Most raw materials are to be stored in two warehouses of total construction area of 8,000 square meters, while quartz can be left outside in a 4,500 square meter yard.  Another two warehouses of total construction area of 8,000 square meters are to contain 40 kilo bags of finished product.  At expected plant capacity of 416 tons daily, these finished goods storage facilities can handle ten days of production.

Other facilities will include a 2,000 square meter machine repair plant, offices and dormitories of 15,000 square meters, and a chemical laboratory of 1500 square meters. We paid $ 872,976 of land use rights for the total area of 66666.7 square meters (100 acres). At present we have built the animal pharmaceutical production plant 4,800 square meters, Micro-Nano Silicon production plant 4,320 square meters. We also constructed the building of technology and quality 4,850 square meters, 4,120 square meters office, the staff residence building 3,800 square meters, 1,600 square meters experts building, with related ancillary equipment and perfect facilities.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of June 6, 2008, with respect to the ownership of the Company's common stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, by each director and officer and by all officers and directors as a group.

Name of Beneficial Holder	Address	Shares Beneficially Owned	% of Outstanding Common Stock
Pu Fachun, President/CEO/CFO/Director	(1)	11,730,000	45.1%
Zhou Jian, Director	(1)	4,278,857	16.5%
Zhang Changlong, Director	(1)	0	0%
All directors and Officers as a group		16,008,857	61.6%

(1) The address of each person or group listed is c/o American Union Securities, 100 Wall Street, 15th Floor, New York NY 10005.

Beneficial ownership is determined in accordance with the rules of the S.E.C. and generally includes voting or investment power with respect to securities. In accordance with S.E.C. rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Item 5.  Directors, Executive Officers, Promoters and Control Persons.

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

Name	Age	Positions Held

Pu Fachun	52	Director, President and CEO and CFO
Zhou Jian	43	Director
Zhang Changlong	52	Director

 The principal occupation for the past five (5) years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Management
Pu Fachun, President and Chairman, 52 years old, is an entrepreneur with over 20 years of experience in the chemicals management business. Mr. Pu started his career as a production technician at the Nanchong Chemical Plant in Sichuan in 1972. In 1994, he founded Sichuan Chunfei Investment Company until he established Nanchong Chunfei  Nano-Silicon Technologies Co. Ltd in 2006. Mr. Pu was central in the development and commercialization of the Company’s products. Prior to joining Nanchong Chunfei  Nano-Silicon Technologies Co. Ltd in 2006, he had served as the Chairman of Sichuan Chunfei Investment Group. Mr. Pu joined the Company as a director and President and Chairman in July of 2007.

Zhou Jian, Director, 52 years old, is an economist, who since October 2006, has been Vice President of Sichuan Chunfei Daily Chemicals Industry Stock Co., Ltd.  He formerly served as Chairman of the Longhui Science and Technology Software Development Co., Ltd. under Sichuan Jiaotong University from 2005 through 2006. Prior to that, he served as of Chairman of Sichuan Jiancheng Scientific and Technology Industrial Co., Ltd, a position he held since 2001. Mr. Zhou joined the Company as a director in July of 2007.

Zhang Changlong, Director, 43 years old, has been General Inspector of Finance of Sichuan Chunfei Investment Group Co., Ltd. since October 2006.  He is trained as a senior accountant, and formerly served as Section Chief of the Treasurer’s Office of the Nanping Bureau of Forestry, as Section Chief of the Treasurer’s Office of the Weft-Knitted Knitting Plant of Sichuan Nanchong Gaoping District, as finance chief of Shenzhen Huifeng Industry Co., Ltd., and financial adviser to Nanchong Jialing Pharmaceutical Co., Ltd, a position he held since 2001 prior to taking his position with Sichuan Chunfei Investment Group. Mr. Zhang joined the Company as a director in July of 2007.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have had a standing audit committee since our inception.

Family Relationships

No family relationships exist among our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors, executive officers, promoters, control persons, or nominees has been:

·
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

·	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

·
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

·	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

We have not adopted a Code of Ethics at this time but do intend to do so in the future.

Item 6.  Executive Compensation.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended September 30, 2007 and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pu Fachun, Director, President, CEO, CFO	2006	$10,000	nil	nil	nil	nil	nil	nil	$10,000
Zhou Jian, Director	2006	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Zhang Changlong, Director	2006	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Three above-named individuals as a group	$25,000	nil	nil	nil	nil	nil	nil	$25,000

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pu Fachun, Director, President, CEO, CFO	2007	$10,000	nil	nil	nil	nil	nil	nil	$10,000
Zhou Jian, Director	2007	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Zhang Changlong, Director	2007	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Three above-named individuals as a group	$25,000	nil	nil	nil	nil	nil	nil	$25,000

We presently anticipate that during our fiscal year ending September 30, 2008 remuneration will be paid to the Company's officers and directors as follows:

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pu Fachun, Director, President, CEO, CFO	2008	$10,000	nil	nil	nil	nil	nil	nil	$10,000
Zhou Jian, Director	2008	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Zhang Changlong, Director	2008	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Three above-named individuals as a group	$25,000	nil	nil	nil	nil	nil	nil	$25,000

Salaries listed above are pursuant to employment agreements and have been earned but not yet paid due to cash constraints. They have been accrued and reflected in the financial statements and will be paid when funds  become available.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended September 30, 2007, and the subsequent period up to the date of the filing of this prospectus.

Stock Option Plan

None.

Employment Agreements

As of May 1, 2008, we have entered into a  one year employment agreement with our directors, Mr. Pu, Mr. Zhang and Mr. Zhou.

The one year agreement provides for an annual salary of $10,000 for each year for the term of the agreement with Mr. Pu and an annual salary of $7,500 to Mr. Zhou and Mr. Zhang for the term of the agreement.

The agreement will provides that the directors’ will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward at any time in the sole discretion of the Board of Directors. The directors will be eligible for bonus compensation to be awarded at such times and in such amounts as determined by us in our sole discretion. The term of each agreement commenced on the effective date of May 1, 2008 and will continue until an event of termination under the agreement, including the following (i) the disability of director, (ii) upon the death of any director, or (ii) upon thirty days’ written notice from any of the directors.

Messrs. Pu, Zhou, and Zhang are the only current members of the Board of Directors.  Two directors will review and approve any increases or bonuses awarded to the third director.  Since Messrs. Pu, Zhang and Zhou presently constitute our entire board of directors, conflicts of interest may arise in connection with the award of salary increases and bonuses.

The Company is not required to provide coverage or benefits including life and health insurance.

During the term of the agreement and for a period of eighteen months after the agreement’s termination, the directors will be subject to a confidentiality agreement and a non-competition covenant, subject to certain conditions. Pursuant to the non-competition covenant, the directors agreed that they individually or as a group will not on behalf of, or in conjunction with any person, firm or corporation, other than the Company: (i) engage or participate in our business, (ii) enter the employ of or render any services to any person actively engaged in or directly competitive with our business, (iii) directly or indirectly participate in the ownership, management, operation, financing or control of (or be employed by or consult for or otherwise render services to) any person, corporation, firm or other entity that actively and directly competes with us in the business, (iv) directly solicit for employment any of our employees or any person who was employed by us six months prior to such solicitation.

Compensation of Directors

For the fiscal year ended September 30, 2007, and the subsequent period up to the date of the filing of this registration statement, the Company compensate directors for their services on a base salary. We anticipate this base salary of $10,000 to Mr. Pu, and $7,500 to Mr. Zhou and Mr. Zhang to remain consistent in the near future.

Item 7.  Certain Relationships and Related Transactions.

The Company periodically has receivables from its affiliates, owned by Mr. Fachun Pu, the majority shareholder and the president of the Company. The Company expects all outstanding amounts due from its affiliate will be repaid and no allowance is considered necessary. The Company also periodically borrows money from its shareholders to finance the operations.

The details of loans to/from related parties are as follows:

	2007	2006
Receivable from Chunfei Daily Chemical	$176,492	$39,801
Receivable from Chunfei Real Estate	96,093	-
Receivable from officer and employees	-	16,666
Total	272,585	56,467

Loan From Chunfei Daily Chemical	$7,207	$-
Loan From Chunfei Real Estate	108,136	-
Loan From Zhang Qiwei (shareholder)	74,738	-
Loan From other officer and employee	10,142	10,121
Total	200,223	10,121

Sichuan Chunfei Daily chemicals co. Ltd (“Daily Chemical”) and Sichuan Chunfei Real Estate are owned by Mr. Pu Fachun, the majority shareholder and the president of the company. The loans are short term in nature, bear no interest and due upon request.

Daily chemical is a major customer of the Company.  Its sales accounted for 14% of the net revenue for the year ended September 30, 2007.  Daily Chemical is also the largest supplier of the Company, accounted for 36% of all of the raw materials the Company purchased for the year ended September 30, 2007.

 The following is a list of loans to/from related parties as of March 31, 2008:

As of March 31,
2008

Receivables from affiliates

Chunfei Daily Chemical	$181,463
Chunfei Real Estate	54,116
Total	$235,579

Loan from shareholder
Zhang, Qiwei	$79,863

Item 8.  Description of Securities.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share.  As of May 30, 2008, there were outstanding 26,558,767 common shares.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

PART II

Item 1.  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder
Matters.

Our common stock is currently quoted on the PinkSheets under the symbol “ANNO”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years, and the subsequent interim period. These quotations as reported by the PinkSheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31	$1.01	$0.06
2nd Quarter Ended June 30	$0.06	$0.06
3rd Quarter Ended September 30	$0.06	$0.06
4th Quarter Ended December 31	$0.06	$0.06

YEAR 2007	High Bid	Low Bid
1st Quarter Ended March 31	$0.06	$0.06
2nd Quarter Ended June 30	$0.25	$0.06
3rd Quarter Ended September 30	$0.35	$0.15
4th Quarter Ended December 31	$0.40	$0.11

YEAR 2008	High Bid	Low Bid
1st Quarter Ended March 31	$0.11	$0.11
2nd Quarter Ended June 30	$1.23	$0.25

Holders

As of May 30, 2008 in accordance with our transfer agent records, we had 1,328 stockholders of record, holding 26,558,767 common shares.

Dividends

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business. We only foresee making cash distributions to our stockholders when and if our business expansion has reached a point where we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable and shareholder should not plan on this to occur in the near future, if at all.

Item 2.  Legal Proceedings.

There are no pending legal proceedings to which we or our properties are subject.

Item 3.  Changes in and Disagreements With Accountants.

None.

Item 4.  Recent Sales of Unregistered Securities

Below, we provide information regarding issuances of unregistered securities made by us during the last three years.

On January 16, 2005 we approved the issuance of 231 shares of our common stock to each of our three directors as compensation for their services as directors during our 2004 fiscal year valued at $60,000 per director. These share issuances were made on February 23, 2005. The directors were accredited  investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D.

On January 6, 2005, we approved the issuance of stock options to purchase 9,601 shares of our common stock at an exercise price $0.00 per share of common stock to  Steve Crane to compensate him for his services as CEO during fiscal year 2004.  During fiscal year 2004, Steve Crane was entitled to a base salary of $200,000 and a bonus of $100,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 9,601 shares of our common stock on February 23, 2005. Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

In January 2005, we granted Steve Crane stock options to purchase 6,250,000 shares of Old Common Stock at an exercise price $0.014 per share   Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

On April 6, 2005, we issued 45 shares of our common stock to Equinet, Inc to repay a short-term loan with a balance of $1,190. We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 811 shares of our common stock to Bear62 Corp. in return for business development services valued at $21,111.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 959 shares of our common stock to Serious Fun in return for their supplying us with printed and interactive media valued at $24,952.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 11, 2005, we issued 428,571 shares of our common stock to Alan Lewis in error due to a misinterpretation of his employment agreement.  These shares were cancelled on December 30, 2005.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.  Mr. Lewis had served as a non-executive vice president. He was not a director of the Company.

On December 19, 2005 we approved the issuance of 231 shares of our common stock  to each of our three directors as compensation for their services as directors during our 2005 fiscal year valued at $60,000 per director. These share issuances were made on December 30, 2005. The directors were accredited investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D.

On December 19, 2005, we approved the issuance of stock options to purchase 14,401 shares of our common stock at an exercise price $0.00 per share of common stock to Steve Crane to compensate him for his services as CEO during fiscal year 2005. During fiscal year 2004, Steve Crane was entitled to a base salary of $250,000 and a bonus of $125,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 14,401 shares of our common stock on December 30, 2005.  Steve Crane was an accredited investor and we believe the issuance of these securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On December 19, 2005, we approved the issuance of an aggregate of 448 shares of common stock to five employees and consultants as compensation and performance bonuses in an aggregate amount of $116,000.  We believe the issuance of these securities were exempt from registration under Section 4(2) of the Securities Act.

On December 19, 2005, we issued 108 shares of our common stock  to Alan Lewis to compensate him for the retirement of options.  We believe the issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

On December 30, 2005, Steve Crane exercised options to purchase 14,401 shares of common stock. We believe the issuance of these shares were exempt from registration under Section 3(a)(9) of the Securities Act.

On May 16, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On May 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $5,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 2, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $26,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share. We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 21, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $65,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On July 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On October 31, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $20,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On November 15, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $7,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share. Steve Crane was an accredited investor and we believe the issuance of the note was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of 231 shares of our common stock to each of our three directors as compensation for their services as directors during our 2006 fiscal year. The value of the 231 shares received by each director was valued at $3,000. These share issuances were made on November 28, 2006. The directors were accredited investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of an aggregate of 22,428 shares of our common stock to two investors to effect the conversion of debts aggregating $146,000.  The 22,428 shares were issued on November 28, 2006.  We believe the issuances of these shares were exempt from registration under Section 3(a)(9) and Section 4(2) of the Securities Act.

Pursuant to the terms of our employment agreement with Gregg Davis dated January 1, 2006  we committed to issue options to purchase to purchase 1,921 shares of our common stock to Gregg Davis. These options had an exercise price of $35.154 per share and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Leslie Ashby dated November 15, 2005 we committed to issue options to purchase 854 shares of our common stock to Ms. Ashby. These options had an exercise price of $$35.154 per share and were cancelled pursuant to the terms of a termination agreement.   We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Steve Crane dated January 1, 2006 we committed to issue options to purchase 5,761 shares of our common stock to Mr. Crane. These options have an exercise price of $29.946 per share and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Alan Silberberg dated January 6, 2006, we committed to issue options to purchase 854 shares of our common stock to Alan Silberberg. These options have an exercise price of $35.154 per share and were cancelled pursuant to the terms of a settlement agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Cory Martin dated January 1, 2006, we committed to issue options to purchase 569 shares of our common stock to Mr. Martin. These options had an exercise price of $35.154 per share and were cancelled after Mr. Martin left the employment of the Company.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act.

On January 24, 2007, we approved the issuance of 321,854 shares of our common stock to Steve Crane and 178,476 shares of our common stock   to Gregg Davis to effect the conversion of debts in the respective amounts of $265,000 and $150,000.   The shares were issued on January 26, 2007.  As officers of the Company, both Steve Crane and Gregg Davis were accredited investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On February 12, 2007, we issued 38,403 shares of unrestricted common stock to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On February 16, 2007, we issued 53,764 shares of unrestricted common stock to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On March 30, 2007, we issued 72,965 shares of unrestricted common stock to an investor for gross proceeds of $10,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On May 24, 2007, the Company entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with old American Nano Silicon Technologies, Inc., a Delaware corporation (“ANST”), the shareholders of ANST and Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a corporation registered in the People’s Republic of China (“PRC” or “China”).

In connection with the Exchange Agreement, the following major events occurred:

•
On August 9, 2007, the Company changed its name from CorpHQ, Inc. to American Nano Silicon Technologies, Inc. and effected a 1302 to 1 reverse stock split and decreased its authorized common stock from 2 billion shares to 200 millions shares with a par value of $0.0001.

•
On November 9, 2007, the Company issued 25,740,000 shares of New common stock to the shareholders of ANST in exchange for all of the outstanding stock of ANST, resulting in ANST becoming a wholly-owned subsidiary of the Company.

•	The Board of Directors elected to discontinue its original business activities in the Company and has transferred all of the existing assets and liabilities to South Bay Financial Solutions, Inc.

The Share Exchange resulted in a change in control of the Company as the Shareholders of ANST became the majority shareholders of the Company. Also, the original shareholders and directors of the Company resigned and the shareholders of ANST were elected as directors of the Company and appointed as its executive officers.

Item 5.  Indemnification of Directors and Officers.

As stated in our corporate bylaws, the Corporation shall, to the maximum extent permitted by the California General Corporation Law, have power to indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actual and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.  For purposes of this article, an “agent” of the corporation includes any person who is or was a director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise serving at the request of such predecessor corporation. Additional and more detailed information can be found in our bylaws which are incorporated by reference to the Form 10 filed on February 12, 2008.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at September 30, 2007 and 2006	F-2
Consolidated Statements of Operations for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-3
Consolidated Statements of Changes in Stockholders’ Equity for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-4
Consolidated Statements of Cash Flows for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-5
Notes to Consolidated Financial Statements	F-6 - F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
American Nano-Silicon Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the results of its operations, changes in stockholders’ equity, and cash flows for the year ended September 30, 2007 and for the period from the inception to September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.
/S/ Bagell Josephs, Levine & Company, LLC
Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

January 8, 2008

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$ 423,700	$ 60,205
Advances to suppliers	123,041	695,631
Inventory	690,030	132,397
Other receivables	172,692	5,548
Other receivables - related parties	272,585	56,467
Employee advances	27,911	6,374
Total Current Assets	1,709,959	956,622

Property, plant and equipment, net	5,848,444	5,353,120

Other assets:
Land use right	900,640	871,389
Total other assets	900,640	871,389

Total Assets	$ 8,459,043	$ 7,181,131

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loan	$ 937,414	$ 498,983
Account payable	382,262	272,100
Construction security deposits	1,172,043	1,161,295
Accrued expenses and other payables	405,339	84,186
Total Current Liabilities	2,897,058	2,016,564

Due to related parties	200,223	10,121

Total Liabilities	3,097,281	2,026,685

Minority Interests	999,751	1,014,907

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized; 25,740,000 shares
issued and outstanding at September 30, 2007 and 2006	2,574	2,574
Additional paid-in-capital	3,979,235	3,938,680
Accumulated other comprehensive income	474,341	201,643
Accumulated deficit	(94,139)	(3,359)
Total Stockholders' Equity	4,362,011	4,139,538

Total Liabilities and Stockholders' Equity	$ 8,459,043	$ 7,181,131

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

		From the inception
	For the year	(August 26, 2006)
	ended	to
	September 30, 2007	September 30, 2006

Revenues	$ 2,070,550	$ -

Cost of Goods Sold	1,642,021	-

Gross Profit	428,529	-

Operating Expenses
Selling, general and administrative	443,154	1,389

(Loss) before other Income and (Expenses)	(14,625)	(1,389)

Other Income and (Expense)
Interest income	-	20
Interest expense	(90,429)	(2,321)
Other income (expense)	(883)	-
Total other income and (expense)	(91,312)	(2,300)

(Loss) Before Minority Interests and Income Taxes	(105,937)	(3,689)

Minority Interests	15,156	330

(Loss) Before Income Taxes	(90,780)	(3,359)

Provision for Income Taxes	-	-

Net (Loss)	$ (90,780)	$ (3,359)

Basic and diluted (loss) per common share	$ (0.15)	$ (0.00)

Weighted average number of common shares	588,274	124,525

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
~~SEPTEMBER 30, 2007 AND 2006~~
(Expressed in US dollars)

	Common Stock			Accumulated Other
	par value $.0001		Additional	Comprehensive	Accumulated	Comprehensive
	Shares	Amount	Paid in Capital	Income	Deficit	Income	Total

Balance August 26, 2006 (Inception)	25,740,000	2,574	3,861,916	177,543	-		4,042,033

Additional capital contributed		-	76,764	-	-		76,764

Comprehensive income
Net loss for the year					(3,359)	(3,359)	(3,359)
Other comprehensive income, net of tax
Foreign currency translation adjustments				24,100		24,100	24,100
Comprehensive income						20,741

Balance September 30, 2006	25,740,000	$ 2,574	$ 3,938,680	$ 201,643	$ (3,359)		$ 4,139,538

Additional capital contributed			40,555	-	-

Comprehensive income
Net loss for the year					(90,780)	(90,780)	(90,780)
Other comprehensive income, net of tax
Foreign currency translation adjustments				272,698		272,698	272,698
Comprehensive income						181,918

Balance September 30, 2007	25,740,000	$ 2,574	$ 3,979,235	$ 474,341	$ (94,139)		$ 4,362,011

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

		From the inception
	For the year	(August 26, 2006)
	ended	to
	September 30, 2007	September 30, 2006

Cash Flows From Operating Activities:
Net loss	$ (90,780)	$ (3,359)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	100,344	1,389
Minority interest	(15,156)	(330)

Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable and other receivable	(167,145)	-
Inventory	(557,633)	-
Employee advances	(21,537)	-
Advances to suppliers	572,591	-
Related party receivables	(216,118)
Increase (decrease) in -
Accounts payable	110,162
Construction security deposits	10,747	9,025
Accrued expenses and other payables	321,153	1,231

Cash provided by operating activities	46,626	7,956

Cash Flows From Investing Activities:
Additions to property and equipment	(363,914)	-
Additions to construction in process	(59,757)	(105,760)

Cash (used in) investing activities	(423,672)	(105,760)

Cash Flows From Financing Activities
Proceeds from related party loans	190,103	-
Proceeds from notes payable	438,431	-
Proceeds from additional capital contribution	-	76,764
Reduction in subscription receivable	-	28,996

Cash provided by financing activities	628,535	105,760

Effect of exchange rate changes on cash and cash equivalents	112,006	3,624

Increase in cash and cash equivalents	363,495	11,580

Cash and Cash Equivalents - Beginning of year	60,205	48,625

Cash and Cash Equivalents - End of year	$ 423,700	$ 60,205

SUPPLEMENTAL CASH FLOW INFORMATION:
During the year, cash was paid for the following:
Interest expense	$ -	$ 1,231
Income taxes	$ -	$ -

Non-cash investing and financing activities:
Additional capital contributed in the form of property	$40,555	$ -

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 1 – ORGANIZATION AND BASIS OF PRESENTATION

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements represent the consolidated accounts of ANST and its subsidiaries, Nanchong Chunfei, Chunfei Chemicals and Hedi Medicines. All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interests

Minority interests result from the consolidation of 95% directly owned subsidiary, Nanchong Chunfei, 85.5% indirectly owned subsidiary, Chunfei Chemicals, and 78.66% indirectly owned subsidiary, Hedi Medicines.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in deposits and all highly liquid debt instruments with an original maturity of three months or less.

Inventory

Inventories consist of the raw materials and packing supplies. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

Property, plant & equipment

Property and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation are amortization are calculated using the straight-like method over the following useful lives:

Buildings and improvements                                                                                          39 years
Machinery, equipment and automobiles                                                                   5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Advances to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services.  Advances were also made for the purchase of the materials and equipments of the Company’s construction in progress. The final phase of the construction is not completed.  As such, no amortization was made.

Revenue recognition

The Company utilizes the accrual method of accounting.  Upon commencement of operations, The Company’s revenue recognition policies will be in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when products are shipped and payments of the customers and collection are reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Taxation

Enterprise income tax

The Company’s main operations are in PRC. Under the Provisional Regulations of PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment is granted to Joint Venture Enterprise at a lower rate of 15%.

The Company will account for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances will also be established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. There was no income tax incurred for the Company as of September 30, 2007.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Value added tax

Value added tax is imposed on goods sold in or imported into the PRC. Value added tax payable in the People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. There was no value added tax payable for the Company as of September 30, 2007.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of advances to suppliers and other receivables arising from its normal business activities. The Company does not require collateral or other security to support these receivables.  The Company routinely assesses the financial strength of its debtors and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of September 30, 2007 because of the relatively short-term maturity of these instruments.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,”which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007and interim periods within those fiscal years. The provisions of SFAS No. 157 should be applied prospectively. The Company is currently analyzing whether this new standard will have impact on its financial position and results of operations.

In September2006, the FASB issued SFAS No. 158 “Employers’Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’Accounting for Pensions”(SFAS No. 87), SFAS No. 88 “Employers’Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”(SFAS No. 88), SFAS No. 106 “Employers’Accounting for Postretirement Benefits Other Than Pensions”(SFAS No. 106), and SFAS No. 132R “Employers’Disclosures about Pensions and Other Postretirement Benefits (revised 2003)”(SFAS No. 132R). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008 The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 3 – INVENTORY

 The inventory consists of the following:

	As of September 30,

	2007	2006

Raw materials	123,647	100,892
Packing supplies	232,485	22,409
Work in process	277,818	-
Finished goods	56,080	9,096

Total	$690,030	$132,397

No allowance for inventories was made for the year ended September 30, 2007 and for the period from the inception to September 30, 2006.

Note 4 –PROPERTY, PLANT AND EQUIPMENT

	As of September 30,

	2007	2006

Machinery & equipment	$604,835	$381,760
Automobiles	56,867	53,908
Plant & Buildings	2,846,200	1,833,245
Total	3,507,902	2,268,913

Less: accumulated depreciation	(84,868)	-
Add: construction in process	2,425,410	3,084,207

Property, plant and equipment	$5,848,444	$5,353,120

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTE 4 –PROPERTY, PLANT AND EQUIPMENT (Continued)

Depreciation expense for the year ended September 30, 2007 was $69,047 and there was no depreciation expense for the period from the inception to September 30, 2006.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and equipment. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company periodically has receivables from its affiliates, owned by Mr. Fachun Pu, the majority shareholder and the president of the Company. The Company expects all outstanding amounts due from its affiliate will be repaid and no allowance is considered necessary. The Company also periodically borrows money from its shareholders to finance the operations.

The details of loans to/from related parties are as follows:

	2007	2006
Receivable from Chunfei Daily Chemical	$176,492	$39,801
Receivable from Chunfei Real Estate	96,093	-
Receivable from officer and employees	-	16,666
Total	272,585	56,467

Loan From Chunfei Daily Chemical	$7,207	$-
Loan From Chunfei Real Estate	108,136	-
Loan From Zhang Qiwei (shareholder)	74,738	-
Loan From other officer and employee	10,142	10,121
Total	200,223	10,121

Sichuan Chunfei Daily chemicals co. Ltd (“Daily Chemical”) and Sichuan Chunfei Real Estate are owned by Mr. Pu Fachun, the majority shareholder and the president of the company. The loans are short term in nature, bear no interest and due upon request.

Daily chemical is a major customer of the Company.  Its sales accounted for 14% of the net revenue for the year ended September 30, 2007.  Daily Chemical is also the largest supplier of the Company, accounted for 36% of all of the raw materials the Company purchased for the year ended September 30, 2007.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTE 6 - LAND USE RIGHT

 All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right??(the Right) to use the land. The land use right was originally acquired by one of the Company’s shareholders in September 2000 for the amount of $833,686 and later was transferred to the Company as capital investment. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over the period of 50 years.

The amortization expense from the year ended September 30, 2007 and for the period from the inception to September 30, 2006 was $17,893 and $1,389, respectively.

NOTE 7 - SHORT-TERM LOANS

The short-term loans include the following:

	Balance at September 30,
	2007	2006
a) Loan payable to Nanchong City Bureau of Finance
one year term, reneable unpn maturity,a fixed interest
rate of 0.47% per month	$533,846	$498,983

b) Individual loans from unrelated parties and employees
interest varied from 3% to 10% per month, all with one year term,
renewable upon maturity	96,607	-

c) Individual loans from unrelated parties with a fixed interest
rate of 2% per month, payable in one year	306,961	-

Total	$937,414	$498,983

The Company accrued interest expenses of $90,429 for the year ended September 30, 2007 and $2,321 for the period from the inception to September 30, 2006.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTE 8 – CONSTRUCTION SECURITY DEPOSITS

The Company requires security deposits from its plant and building contractors prior to start of the constructions. The deposits are to be refunded upon officially certified completion of the works within the specified time. The purpose of the security deposits is to protect the Company from unexpected delay and poor construction quality.

The Company offers no interest to the security deposits and is not precluded from using the deposits for other purposes. As of September 30, 2007 and 2006, the balance of the construction security deposits was $1,172,043 and $1,161,295, respectively.

NOTE 9 – STOCKHOLDERS’ EQUITY

On August 26, 2006, ANST entered into an agreement with the shareholders of Chunfei Chemicals to form Nanchong Chunfei, a joint venture company established under the laws of PRC. ANST acquired 95% of ownership of Nanchong Chunfei by contributing US$122,000 in cash and issuing all of its 100,000,000 shares of common stock to the shareholders of Chunfei Chemicals, Mr. Pu Fachun and Mr. Qiwei Zhang.  In consideration, Mr. Pu and Mr. Zhang transferred 90% of their ownership in Chunfei Chemicals to the Joint Venture, Nanchong  Chunfei.  After this change, ANST owns 95% of Nanchong Chunfei, who, in turn, owns 90% of Chunfei Chemicals.

As the transaction was between entities under common control, the transaction was recorded at the historical cost basis. The Company issued shares at fair value equal to the recorded cost.

Pursuant to the document issued by the District Council to Nanchong City Council on September 5, 2006, the equity transfers from Nanchong Chunfei and Chunfei Chemicals to ANST was approved and transformation of Nanchong Chunfei to a Sino-foreign Joint Venture Enterprise was granted.

Upon occurrence of the reverse acquisitions with CorpHQ, the historical stockholders' equity account of ANST has been retroactively restated so that the ending outstanding share balance as of the merger date is equal to the number of shares received in the merger.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in US dollars)

	June 30, 2008	Sept. 30, 2007
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$ 477,717	$ 423,700
Accounts receivable	69,408	-
Advances to suppliers	135,549	123,041
Inventory	825,724	690,030
Other receivables	10,386	172,692
Other receivables - related parties	243,355	272,585
Employee advances	25,679	27,911
Total Current Assets	1,787,818	1,709,959

Property, plant and equipment, net	6,825,528	5,848,444

Other assets:
Land use right, net	963,954	900,640
Total other assets	963,954	900,640

Total Assets	$ 9,577,300	$ 8,459,043

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loan	$ 1,175,578	$ 937,414
Accounts payable	323,216	382,262
Advance from customers	50,372	-
Construction security deposits	1,256,903	1,172,043
Accrued expenses and other payables	229,117	405,339
Total Current Liabilities	3,035,186	2,897,058

Due to related parties	870,376	200,223

Total Liabilities	3,905,562	3,097,281

Minority Interests	948,278	999,751

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value, 200,000,000 shares authorized;
26,558,767 and 25,740,000 shares issued and outstanding at June 30, 2008
and September 30, 2007, respectively	2,656	2,574
Additional paid-in-capital	4,487,743	3,979,235
Accumulated other comprehensive income	958,392	474,341
Accumulated deficits	(725,331)	(94,139)
Total Stockholders' Equity	4,723,460	4,362,011

Total Liabilities and Stockholders' Equity	$ 9,577,300	$ 8,459,043

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS AND THREE MONTHS ENDED JUNE 30, 2008 AND 2007
(Expressed in US dollars)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,470,483	$1,612,573	$ 756,995	$ 745,810

Cost of Goods Sold	1,281,955	1,283,264	670,836	580,270

Gross Profit	188,528	329,309	86,159	165,540

Operating Expenses
Selling, general and administrative	244,204	139,479	104,150	62,822

Income (loss) before other Income and (Expenses)	(55,676)	189,830	(17,991)	102,718

Other Income and (Expense)
Interest income (expense)	(86,893)	(63,456)	(16,385)	(36,373)
Other income (expense)	283	(1,473)	254	620
Total other income and (expense)	(86,610)	(64,929)	(16,131)	(35,753)

Income (Loss) Before Minority Interests and Income Taxes	(142,286)	124,901	(34,122)	66,965

Provision for Income Taxes	4,698	-	3,012	-

Minority Interests	24,381	(2,706)	7,367	(2,781)

Net Income (Loss) from Continuing Operations	$ (122,603)	$ 122,195	$ (29,767)	$ 64,184

Discontinued Operations
Loss from discontinued operations	(12,318)	-	-	-
Loss on disposal	(496,272)	-	-	-

Net Income (Loss) from Discontinued Operations	(508,590)	-	-	-

Net Income (Loss)	$ (631,193)	$ 122,195	$ (29,767)	$ 64,184

Basic and diluted income per common share
Continuing operations	$ (0.00)	$ 0.00	$ (0.00)	$ 0.00
Discontinued operations	$ (0.02)	$ -	$ -	$ -

Weighted average number of common shares	26,558,767	25,740,000	26,558,767	25,740,000

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007
(Expressed in US dollars)

	Nine Months Ended
	June 30,
	2008		2007
	(Unaudited)		(Unaudited)
Cash Flows From Operating Activities:
Continuing operations:
Net Income (Loss) from continuing operations	$ (122,603)		$ 122,195
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	104,587		62,297
Minority interest	(24,381)		2,706

Changes in operating assets and liabilities:
Accounts receivable	(69,408)		(19,345)
Inventory	(135,695)		(438,147)
Advances to suppliers	(12,508)		255,964
Employee advances	2,232		(17,909)
Other receivables	162,307		(5,304)
Accounts payable	(59,045)		(33,862)
Advances from customers	50,372		24,499
Construction security deposits	84,860		(78,989)
Accrued expenses and other payables	(176,222)		298,490

Cash provided by (used in) continuing activities	(195,502)		172,595

Discontinued operations
Net Loss from discontinued operations	(508,590)		-
Adjustments to reconcile net loss to net cash
used in discontinued operations	508,590		-

Cash used in discontinued activities	-		-

Cash provided by (used in) operating activities	(195,502)		172,595

Cash Flows From Investing Activities:
Purchase of machinery and equipments	(214,693)		(11,342)
Additions to construction in process	(525,572)		(70,147)

Cash used in investing activities	(740,265)		(81,489)

Cash Flows From Financing Activities
Other receivables- related party	-		(905)
Proceeds from related party loans	670,152		150,908
Proceeds from short term loans	238,164		77,253

Cash provided by financing activities	908,316		227,256

Effect of exchange rate changes on cash and cash equivalents	81,468		38,363

Increase in cash and cash equivalents	54,019	-	356,725

Cash and Cash Equivalents - Beginning of period	423,700		60,205

Cash and Cash Equivalents - End of period	$ 477,717		$ 416,930

SUPPLEMENTAL CASH FLOW INFORMATION:
During the year, cash was paid for the following:
Interest expense	$ 125,263		$ 7,184
Income taxes	$ -		$ -

Non-cash investing and financing activities:
Additional capital contributed in the form of property	$ -	$ -	$ 41,856

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE ENDED JUNE 30, 2008 AND 2007 （UNAUDITED）

Note 1 – ORGANIZATION AND BASIS OF PRESENTATION

American Nano-Silicon Technologies, Inc. (the “Company” or “ANNO”) was originally incorporated in the State of California on September 6, 1996 as CorpHQ, Inc. (“CorpHQ”).

Initially, the Company was engaged in the business activities of providing marketing, advertising and financial consulting services until December 31, 1999. Since then, the Company explored a few business ventures and switched its business strategy to be involved in the development, acquisition and operation of minority-owned portfolio companies focus on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that have demonstrated synergies with the Company’s core businesses.

On May 24, 2007, the Company entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with American Nano Silicon Technologies, Inc., a Delaware corporation (“ANST”) with the same name, the shareholders of ANST and Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a corporation registered in the People’s Republic of China (“PRC” or “China”).

In connection with the Exchange Agreement, the following major events occurred:

•
On August 9, 2007, the Company changed its name from CorpHQ, Inc. to American Nano Silicon Technologies, Inc. and effected a 1302 to 1 reverse stock split and decreased its authorized common stock from 2 billion shares to 200 millions shares with a par value of $0.0001.

•
On November 9, 2007, the Company issued 25,740,000 shares of New common stock to the shareholders of ANST in exchange for all of the outstanding stock of ANST, resulting in ANST becoming a wholly-owned subsidiary of the Company.

•	The Board of Directors elected to discontinue its original business activities in the Company and has transferred all of the existing assets and liabilities to South Bay Financial Solutions, Inc.

The Share Exchange resulted in a change in control of the Company as the Shareholders of ANST became the majority shareholders of the Company. Also, the original shareholders and directors of the Company resigned and the shareholders of ANST were elected as directors of the Company and appointed as its executive officers.

For accounting purpose, this transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, ANST and its subsidiaries are treated as the continuing entity for accounting purposes.

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANNO, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended June 30, 2008 and 2007 are not necessarily indicative of the results that may be expected for the full years. The information included in this Form 10-QSB should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes to thereto included in the Company’s Form 10/A filing dated on July 23, 2008.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007 （UNAUDITED）

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements represent the consolidated accounts of ANST and its subsidiaries, Nanchong Chunfei, Chunfei Chemicals and Hedi Medicines. All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interests

Minority interest results from the consolidation of 95% directly owned subsidiary, Nanchong Chunfei, 85.5% indirectly owned subsidiary, Chunfei Chemicals, and 78.66% indirectly owned subsidiary, Hedi Medicines.

Use of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in deposits and all highly liquid debt instruments with an original maturity of three months or less.

Inventory

Inventories consist of the raw materials and packing supplies. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

Advances to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services.  Advances were also made for the purchase of the materials and equipments of the Company’s construction in progress. The final phase of the construction is not completed.  As such, no amortization was made.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, plant & equipment

Property and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation are amortization are calculated using the straight-like method over the following useful lives:

Buildings and improvements                                                                                     39 years
Machinery, equipment and automobiles                                                              5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

Revenue recognition

The Company utilizes the accrual method of accounting.  Upon commencement of operations, The Company’s revenue recognition policies will be in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when products are shipped and payments of the customers and collection are reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Taxation

Enterprise income tax

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are subject to tax at a statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on its taxable income.

The Company will account for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances will also be established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The income tax incurred for the Company for the nine months ended June 30, 2008 and 2007 was $4,698 and $0, respectively.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007 （UNAUDITED）

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Value added tax

Value added tax is imposed on goods sold in or imported into the PRC. Value added tax payable in the People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. There was no value added tax payable for the Company as of June 30, 2008.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of advances to suppliers and other receivables arising from its normal business activities. The Company does not require collateral or other security to support these receivables.  The Company routinely assesses the financial strength of its debtors and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of June 30, 2008 because of the relatively short-term maturity of these instruments.

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2007. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2007 An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (?癝FAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007 （UNAUDITED）

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of March 31, 2008 because of the relatively short-term maturity of these instruments.

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions of SFAS No. 157 should be applied prospectively. The Company is currently analyzing whether this new standard will have impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’ Accounting for Pensions” (SFAS No. 87), SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88), SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106), and SFAS No. 132R “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (SFAS No. 132R). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008 The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007 （UNAUDITED）

Note 3 – INVENTORY

As of June 30, 2008
Raw materials	$69,179
Packing supplies	180,908
Work-in-process	558,973
Finished goods	16,664

Total	$825,724

No allowance for inventories was made for the period as of June 30, 2008.

Note 4 – PROPERTY, PLANT AND EQUIPMENT

As of June 30,
2008
Machinery & equipment	$661,856
Automobiles	62,120
Plant & Buildings	3,332,627
Total	4,056,603

Less: accumulated depreciation	(182,057)
Add: construction in process	2,950,982
Property, plant and equipment	$6,825,528

Depreciation expense for the nine months ended June 30, 2008 and 2007 was $85,292 and $ 43,925, respectively.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and equipment. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use.

NOTE 5 - RELATED PARTY TRANSACTIONS

The details of loans to/from related parties are as follows:

As of June 30,
2008

Receivables from affiliates

Chunfei Daily Chemical	$192,798
Chunfei Real Estate	50,557
Total	$243,355

Loan from shareholder
Pu, Fachun	$848,508
Zhang, Qiwei	14,578
Ren, Xin	7,290
$870,376

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007 （UNAUDITED）

 Note 6 - LAND USE RIGHT

All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The land use right was originally acquired by one of the Company’s shareholders in September 2000 for the amount of $833,686 and later was transferred to the Company as capital investment. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over the period of 50 years.

The amortization expense from the nine months ended June 30, 2008 and 2007 was $19,295 and $18,372, respectively.

NOTE 7 – DISCONTINUED OPERATIONS

On May 24, 2007, upon signing of the Exchange Agreement, the Company’s Board of Directors elected to discontinue its existing business activities in the Company, and on January 8, 2008, the Company spun off its related assets to South Bay Financial Solutions, Inc. The financial statements for the period ended June 30, 2008 include reclassifications of the operations of the Company’s old business to reflect the disposal of the business below the line as discontinued operations in accordance with the provisions of FASB 144, “ Accounting for the Impairment or Disposal of Long-Lived Assets”. There was a one-time loss of $496,727 on disposal recognized in the Statement of Operations for the nine months ended June 30, 2008 as a result of this disposition.

NOTE 8 – CONSTRUCTION SECURITY DEPOSITS

The Company requires security deposits from its plant and building contractor prior to start of the construction. The deposits are refunded upon officially certified completion of the works within the specified time. The purpose of the security deposits is to protect the Company from unexpected delay and poor construction quality.

The Company offers no interest to the security deposits and is not precluded from using the deposits for other purpose. As of June 30, 2008, the balance of the construction security deposits was $1,256,903.

NOTE 9 - SHORT-TERM LOANS

The short-term loans include the following:

June 30,
2008
a) Loan payable to Nanchong City Bureau of Finance
one year term, reneable unpn maturity,a fixed interest
rate of 0.47% per month	$583,167

b) Individual loans from unrelated parties and employees
interest varied from 3% to 10% per month, all with one year term,
renewable upon maturity	213,652

c) Individual loans from unrelated parties with no interest,
payable in one year	101,755

d) Individual loans from unrelated parties with a fixed interest
rate of 2% per month, payable in one year	277,004
Total	$1,175,578

The Company accrued interest expenses of $86,893 for the nine months ended June 30, 2008 and $63,456 for the nine months ended June 30, 2007.

NOTE 10– STOCKHOLDERS’ EQUITY

Prior to the closing of the Exchange Agreement, the Company has 1,065,753,214 shares of common stock issued and outstanding. On August 9, 2007, the Company affected a 1,302 for 1 reverse split on its outstanding common stock, which left the Company with 818,767 shares of common stock outstanding.

As part of the Exchange Agreement, the Company issued 25,740,000 shares of its common stock to the shareholders of ANST.

As of June 30, 2008, there were 26,558,767 shares of common stock issued and outstanding.

PART III

Item 1. Index to Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation, dated September 9, 1996 (1)
3.2	Certificate of Amendment of Articles of Incorporation, dated March 9, 2004 (1)
3.3	Certificate of Amendment of Articles of Incorporation, dated January 16, 2007 (1)
3.4	Certificate of Amendment of Articles of Incorporation, dated July 25, 2007 (1)
3.5	Bylaws (1)
10.1	Stock Purchase and Share Exchange Agreement, dated May 24, 2007 (1)
10.2	Quitclaim Agreement, dated January 8, 2008 (1)
10.3	Spinoff Agreement, dated January 8, 2008 (1)
23.1	Consent from Bagell Josephs Levine & Company, LLC.
24.1	Employee Agreement

1. Incorporated by reference to Form 10 filed February 12, 2008.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American Nano Silicon Technologies, Inc.

By:	/s/Pu Fachun
Pu Fachun
Chief Executive Officer and President (Principal Executive, Financial and Accounting Officer)

Date:	August 27, 2008